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                                                                       EXHIBIT 5





                               October 3, 1994
                                                                  (513) 651-6800



The United States Shoe Corporation
One Eastwood Drive
Cincinnati, Ohio  45227

Ladies and Gentlemen:

         We are counsel for The United States Shoe Corporation, an Ohio corporation (the "Corporation"), which is named as the registrant in the Registration Statement on Form S-8 that is being filed on October 4, 1994 with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), the sale of 1,000,000 Common Shares without par value (the "Common Shares") of the Corporation, and an indeterminate number of plan interests, to be offered pursuant to The United States Shoe Corporation Salaried Employees Tax Incentive Savings Plan (the "Plan"), as indicated in such Registration Statement.

         With respect to the Common Shares that are to be registered pursuant to such Registration Statement, it is our opinion that the Corporation is duly organized as an Ohio corporation and is in good standing, and that such Common Shares to be issued, when issued and paid for pursuant to the options to be granted in accordance with the Plan, will be validly issued, fully paid and nonassessable under the laws of the State of Ohio.

         We hereby give our written consent to the filing of this opinion as an Exhibit to the Registration Statement that is being filed on October 4, 1994, and to the use of our name wherever it appears in such Registration Statement.

                               Very truly yours,



                               /s/ FROST & JACOBS